Exhibit 10.7

24 February 2021

Desmond Mills

Dear Desmond,

At Weatherford, we have an exceptional team of people working together in more than 100 countries around the world to solve the toughest energy challenges through a unique portfolio of technologies and safe, efficient processes.

We are delighted to extend the following job offer to join us at Weatherford.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Weatherford. Our company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the Team!

We appreciate your careful consideration of the terms and conditions included in this offer letter. A summary of your benefits can be found on the following pages.

Please note that Weatherford has implemented a temporary suspension of the Weatherford International, LLC 401(k) Savings Plan 401K company matching contributions. Our intent is for the suspension to be temporary and will be subject to regular review. We are committed to reinstating company matching contributions as soon as the market and business conditions improve.
This offer is contingent upon you successfully providing the necessary pre-hire documentation (including evidence of your right to work) and successful completion of any pre-hire testing relevant to your employment location.

Please review the enclosed information and contact your HR representative if you have any questions or concerns. I would appreciate your acceptance of this new opportunity by signing below and returning your signed copy as soon as possible. The offer will remain open for 3 business days, after which time it will automatically expire.

We look forward to welcoming you to Weatherford.

Sincerely,

/s/ Jessica Lovorn
Jessica Lovorn
Director HR
Weatherford International LLC

Weatherford Human Resources
On and behalf of Weatherford

PERSONAL INFORMATION

Name	DESMOND MILLS
Employer	WEATHERFORD INTERNATIONAL LLC
Position Title	CHIEF ACCOUNTING OFFICER
Location	2000 ST JAMES PLACE HOUSTON TEXAS 77056
POINT OF CONTACT

Manager	HK JENNINGS
HR Representative	JESSICA LOVORN

EMPLOYMENT PACKAGE INFORMATION

BASE SALARY
US $325,000
Your base salary will be paid semi-monthly via the normal payroll cycle.

START DATE
Your start date is anticipated to be 22 March 2021 and will be confirmed following successful completion of all pre-employment testing and, if applicable, on the obtaining of any necessary immigration documentation required to allow you to work.

BENEFITS PROGRAM
We are pleased to offer you participation in Weatherford’s benefits program on your first day of employment. Please see enclosed Weatherford Benefits Summary.

You will receive a Welcome Letter from our Benefits Department within 2 to 3 weeks of your start date, providing you with your access ID and instructions to complete your enrollment online. You will have 31 days from date of hire to enroll otherwise your plan will default to the basic single coverage.

ANNUAL LEAVE
15 DAYS PER YEAR
Entitlement to annual leave will accrue on a calendar year basis and will be pro-rated in the first year of employment in line with your employment start date.

COMPANY HOLIDAYS
10 DAYS PER YEAR
You will be eligible for ten (10) Company designated holidays.

SHORT-TERM INCENTIVE PLAN (STI)
UP TO 60% “ON TARGET” PARTICIPATION RATE
You are eligible to participate in the Weatherford Short-Term Incentive Plan (STI) applicable to your role. The “on target” participation rate is subject to the rules of the Plan. Any incentive payout from the Plan will be prorated for your period of employment, calculated from your hire date. If you join on or after 1 October of a calendar year, you will not be eligible to participate in the Plan for that year. Any payout from the Plan is subject to the Company’s and your own personal performance, and you must be employed with Weatherford at the time of the incentive payment.

The Plan is non-contractual. The Plan is operated at the discretion of the Company and can be changed or removed at any time. Participation in the Plan in one year does not guarantee participation or a right to participate in future years.

LONG TERM INCENTIVE (LTI)
15,439 PSUs; 30,879 RSUs; 22,648 PHANTOM RSUs
You are eligible for consideration under Weatherford’s Annual Long-Term Incentive (“LTI”) program. Your eligibility to receive awards under the LTI program is subject to approval by the Board of Weatherford International and subject always to the terms and conditions of 2019 Equity Incentive Plan for Weatherford International, as may be amended from time to time by Weatherford International.

If you commence employment by 22 March, you will be eligible to participate in the 2021 plan for the full year. If you commence employment after 22 March, your 2022 vesting will be pro-rated to reflect your period of employment in 2021.

The LTI awards to be granted to you shall be in the following amounts:

•15,439 PSUs – Awards made under the Performance Share Unit (“PSU”) award agreement will cliff vest following a 2-year performance period. The “Performance Period” shall mean the two fiscal-year period commencing on the first day of the fiscal year of the Company in which the Grant Date occurs. The actual number of PSUs that are earned, if any, pursuant to the terms and conditions of the applicable award agreement is subject to increase or decrease based on the Company’s actual performance against the performance goals set forth below and may range from 0% to 200% of the target award, rounded to the nearest whole Share:

Performance Goals / Metrics
[Redacted]
Weighting of Metrics

	WEIGHT	THRESHOLD	TARGET	MAXIMUM
EBITDA %	50%	50%	100%	200%
OCF CONV %	50%	50%	100%	200%

•30,879 RSUs – Awards made under the Restricted Stock Unit (“RSU”) award agreement will vest in equal tranches over a two-year period and will vest one half on the 1st anniversary of the grant date, and the remaining one-half vesting upon the 2nd anniversary of the grant date.
•22,648 Phantom RSUs – Awards made under the Phantom Unit award agreement will track the company’s stock price and will vest in equal installments over a two-year period and vest one half on the 1st anniversary of the grant date, and the remaining one half vesting upon the 2nd anniversary of the grant date. Phantom RSUs may settle (i) in cash, (ii) Company shares or (iii) any combination of cash and Company shares, each at the Company’s sole discretion; provided, however, that the maximum cumulative cash payout you will be entitled to receive under the Phantom RSU Award shall be $260,000.

The awards granted in 2021 will be subject to a 2-year vesting or performance period. Any future grants, annual or otherwise, will be at the discretion of the Board and subject to the terms and conditions of the current or future Long-Term Incentive Program in place.  Future grants may have different vesting periods or be subject to performance or other metrics that vary from the awards that you will be granted by way of your acceptance of this offer. The award of any incentive is discretionary, and all awards are subject to approval of the company’s management and to the terms and conditions of the applicable award agreement(s), which shall be consistent with the terms of this agreement.

RELOCATION
We are pleased to offer you participation in Weatherford’s relocation program. The terms and conditions of the program are attached. The Company hereby agrees to provide you with a waiver of section 11.4 of the Domestic Relocation Business Practice and agrees that the sale of your home, as represented to us by you, will be allowed to participate in the program and will be eligible for the benefits offered under the program. Additionally, and notwithstanding anything in the policy to the contrary (including the $5,000 closing cost cap), Weatherford agrees to reimburse you for all customary buyers’ closing costs, including inspections, associated with your purchase of a home in the Houston, Texas general metro area; provided, however, this obligation of Weatherford shall not apply to any mortgage financing costs (i.e., points paid to reduce mortgage rates or other similar items). Additionally, Weatherford hereby agrees to provide you with a waiver of section 7.1 of the Domestic Relocation Business Practice and agrees that you are eligible for up to 120 days of temporary accommodation.

SEVERANCE PROTECTION
In the event your employment with the Company should be terminated unilaterally by the Company without cause within the first 12 months of your commencement date, the Company agrees that you will receive as severance an amount equal to your annual base salary (“Severance Protection Payment”). Any Severance Protection Payment will be subject to standard tax withholdings. After the 1st anniversary of your commencement date, you will then be subject to the Severance Protection Payment of 6 months of your monthly base salary.

PRE-EMPLOYMENT REQUIREMENTS

This offer of employment and your subsequent employment with Weatherford are contingent upon the following conditions:

•Proof of your right to work. You will be required to produce evidence that you have the legal right to work on your first day.
•Satisfactory completion of a company medical examination / drug and alcohol test. You will be required to pass a drug and alcohol test and / or medical prior to commencing employment.
•Receipt of background / reference check.  You must complete the necessary background check and / or provide the names of referees (one of whom should be your most recent employer);
•Verification of your qualifications by Weatherford. This will either form part of your background check or you will be required to produce evidence of your educational / professional qualifications to the company before or on the first day of your employment.
•Satisfactory completion of any probationary period.

By accepting this offer of employment, you certify that:

•You will abide by the terms of any enforceable non-competition agreement you have with your current employer and confirm the fact that you will not bring with you to Weatherford, nor at any time attempt to use, any confidential, non-public information of your current or past employers in the performance of your work for Weatherford.

This letter does not represent an offer of employment for any specified term. Your employment will be at will, which means that either you or Weatherford may terminate your employment at any time for any reason or no reason whatsoever.

Please confirm your acceptance of this offer by electronically signing this offer letter. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for the company medical / drug and alcohol test.

We are excited to have you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Printed Name	Desmond J. Mills
Signature	/s/ Desmond J. Mills
Date